Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

May 25, 2007

CONTACT:	Brian Schaefgen
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES CHANGE IN EXECUTIVE FINANCE TEAM

Newport Beach, California, May 25, 2007 – Ambassadors International, Inc., announced today that its chief financial officer, Brian Schaefgen, has announced his resignation effective June 22, 2007. The Company also announced that Laura Tuthill, the Company’s chief accounting officer, will assume the additional role of interim CFO. Brian has agreed to remain as a consultant to the Company after June 22 to further assist the Company in the transition.

Joe Ueberroth, Chairman and CEO, stated, “I want to thank Brian for his valuable contributions to the Company during his time with us. Brian has played an integral role in the growth and transformation of our Company since 2003. We wish him much success in his new endeavors and appreciate his ongoing commitment to the Company during our transition.”

“As we have transformed into a cruise and marine company, we believe that it will be invaluable to find and attract an industry veteran as our next CFO. We have the opportunity to tap an industry executive who can further our financial disciplines as we begin a new chapter in the history of our company.”

Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California.

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